Exhibit 10.10

BUSINESS FINANCING AGREEMENT

Borrower:	RIMINI STREET, INC. 7251 West Lake Mead Blvd., Suite 300 Las Vegas, NV 89128	Lender:	BRIDGE BANK, National Association 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of September 27, 2010 is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”) and RIMINI STREET, INC., a Nevada corporation (“Borrower”) on the following terms and conditions:

1.	FINANCED RECEIVABLES.

1.1	Funding Requests. Borrower may request that Lender finance Receivables by delivering to Lender a Funding Request for the Receivables for which a request for financing is made. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Funding Request. The Lender may honor Funding Requests, instructions or repayments given by the Borrower (if an individual) or by an Authorized Person.

1.2	Acceptance of Receivables. Upon acceptance by Lender of any Receivable described in a Funding Request, Lender shall make an Advance to Borrower in an amount up to the Advance Rate multiplied by the Receivable Amount of such Receivable. Upon Lender’s acceptance of the Receivable and payment to Borrower of the Advance, the Receivable shall become a “Financed Receivable.” It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 5 are true and correct on the date of such Advance as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Advance. Lender has no obligation to finance any Receivable and may exercise its sole discretion in determining whether any Receivable is an Eligible Receivable before financing such Receivable. In no event shall the Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding.

1.3	Rights in Respect of Financed Receivables. Effective upon Lender’s payment of an Advance, Lender shall have the exclusive right to receive all Collections on the Financed Receivable, subject to Section 2.1 below. Lender shall have, with respect to any goods related to the Financed Receivable, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.4	Reserve. The Reserve is a book balance maintained on the records of Lender and shall not be a segregated fund and is not the property of Borrower.

1.5	Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers expense, provided such audit will be required prior to the initial Advance hereof and no more than every six (6) months thereafter unless an Event of Default has occurred and is continuing. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

2.	COLLECTIONS, CHARGES AND REMITTANCES.

2.1

Collections. Subject to the Lender’s timely receipt of accurate application instructions from the Borrower with respect to the source and application of Collections, Lender shall credit to Collections with respect to Financed Receivables received by Lender to Borrower’s Account Balance within three business days of the date good funds are received. If no Default has occurred and is continuing, Lender agrees to credit the Refundable Reserve with the amount of Collections it receives with respect to Receivables other than Financed Receivables; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act with respect to Collections other than to turnover such amounts as required by this Agreement. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges shall accrue thereon.

2.2	Financed Receivables Activity Report. Within 15 days after the end of each Monthly Period, Lender shall send to Borrower a report covering the transactions for that Monthly Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender sends the accounting to Borrower.

2.3	Reconciliations. Unless a Default has occurred and is continuing, Lender will refund the Refundable Reserve if positive, calculated for the applicable Month End or week end, to Borrower (i) if Borrower requests for any week, within 5 business days after Friday of that week, provided that Lender, in its sole discretion, may hold the Refundable Reserve, or (ii) each Month End otherwise, subject in either case to Lender’s rights under Section 3.3 and Lender’s rights of offset and recoupment. If the Refundable Reserve for such period is negative, Borrower shall immediately pay such amount in the same manner as set forth in Section 3.3 for Overadvances.

2.4	Adjustments. In the event of a breach of Sections 5 or 6, or in the event any Adjustment or dispute is asserted by any Account Debtor with respect to a Financed Receivable, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Financed Receivable exceed 2% of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender. Unless the Advance for the disputed Financed Receivable is repaid in full, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

2.5	Remittances; Lockbox Account Collection Services. Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or the lockbox is not operational within 45 days of the date of this Agreement through a fault of Borrower or Borrower’s failure to make efforts to enter into a Lockbox Agreement, as determined by Lender in its sole discretion. All Collections received to the lockbox or otherwise received by Lender will be deposited to a non-interest bearing cash collateral account maintained with Lender and Borrower will not have access to that account.

3.	RECOURSE AND OVERADVANCES.

3.1	Recourse. Advances and the other Obligations shall be with full recourse against Borrower. If any Advance is not repaid in full within 90 days from the earlier of (a) invoice date, or (b) the date on which such Advance is made, Borrower shall immediately pay the outstanding amount thereof to Lender.

3.2	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances so that, after giving effect to such payments, no Overadvance exists.

3.3	Borrower’s Payment. When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender’s sole discretion: (a) in cash immediately upon demand therefore; (b) by delivery of substitute invoices and a Funding Request acceptable to Lender which shall thereupon become Financed Receivables; (c) by deduction from or offset against the Refundable Reserve that would otherwise be due and payable to Borrower; (d) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Advances that may be made by Lender; or (e) by any combination of the foregoing as Lender may from time to time choose.

4.	FEES AND FINANCE CHARGES.

4.1

Finance Charges. Lender may, but is not required to, deduct the amount of accrued and unpaid Finance Charge from Collections received by Lender. On each Month End Borrower shall pay to Lender any accrued and unpaid

Finance Charge as of such Month End. Lender may deduct the accrued and unpaid Finance Charges in calculating the Refundable Reserve.

4.2	Fees.

(a)	Processing Fee. At the time each Advance is made, Borrower shall pay to Lender the Processing Fee with respect to such Advance.

(b)	Termination Fee. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrower shall promptly pay the Termination Fee to Lender. Notwithstanding the foregoing, (i) the Termination Fee will be waived if the termination of this Agreement is in connection with Borrower’s entry into another financing agreement with Lender, or (ii) if this Agreement is terminated by Lender, the Termination Fee due and owing to Lender shall be pro-rated in accordance with the number of months that have yet to elapse between the termination date (rounded to the nearest month) and the first anniversary of the date of this Agreement; provided, that if Lender terminates this Agreement as a result of a breach by Borrower of Section 9.1(c) hereof, as determined by Lender in Lender’s sole discretion, 100% of the Termination Fee shall be due and owing by Borrower to Lender.

(c)	Facility Fee. Borrower shall pay the Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter. In the event this Agreement is terminated prior to the first anniversary of the date of this Agreement, and such termination is not the result of an Event of Default, Lender may refund any unused portion of the Facility Fee to Borrower.

(d)	Recovery Fee. If Borrower fails to remit any Collections to Lender as provided in Section 2.5, Borrower shall in each case pay to Lender the Recovery Fee for such Collections.

(e)	Fee in Lieu of Warrant. In the event that Borrower does not grant to Lender a warrant to purchase a number of Borrower’s preferred shares as set forth in Section 6.13, Borrower shall pay to Lender, promptly upon the execution of this Agreement, the Fee in Lieu of Warrant.

5.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

5.1	With respect to each Financed Receivable:

(a)	It is the owner with legal right to sell, transfer and assign it;

(b)	The correct Receivable Amount is on the Funding Request and is not disputed;

(c)	Such Financed Receivable is an Eligible Receivable;

(d)	Lender has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(e)	No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.2	Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

5.3	The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

5.4	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

5.5	Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Financed Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement, except in each case, as Lender may have otherwise been notified in writing.

5.6	If Borrower owns, holds or has any interest in, any registered copyrights, patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

6.	MISCELLANEOUS PROVISIONS. Borrower will:

6.1	Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification to do business in each jurisdiction necessary to Borrower’s business or operations.

6.2	Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

6.3	Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

6.4	If requested, provide to Lender a written report within 10 days, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

6.5	If applicable, give Lender copies of all Forms 10-K, 10-Q and 8-K (or equivalents) within 5 days of filing with the Securities and Exchange Commission, while any Financed Receivable is outstanding.

6.6	Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to affect the purposes of this Agreement.

6.7	Provide Lender with a Compliance Certificate no later than 30 days following each quarter end or as requested by Lender (but no more frequently than monthly).

6.8	Immediately notify, transfer and deliver to Lender all Collections Borrower receives.

6.9	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

6.10	Immediately notify Lender if Borrower hereafter obtains any interest in any registered copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Financed Receivable.

6.11	At all times when any Advances are outstanding or upon request, provide to Lender no later than 30 days after the end of each month the following with respect to Borrower’s financial condition and results of operations for such month: balance sheet, income statement; statement of cash flows, accounts receivable and payable aging, deferred revenue report, and such other matters as Lender may request.

6.12	Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, other than the Excluded Account, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

6.13	Provide to Lender one of the following promptly upon the execution hereof: (i) a warrant to purchase preferred shares of Borrower, which shall be in the form attached hereto as Exhibit C, or (ii) a fee in the amount of $25,000 (the “Fee in Lieu of Warrant”).

6.14	Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any guarantor or any other obligor as Lender may request.

7. SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey (each, a “Transfer”) any Collateral without Lender’s prior written consent, except for Permitted Transfers. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments and chattel paper and copies of all documents evidencing or related to Financed Receivables and Collateral. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

8. POWER OF ATTORNEY. Borrower irrevocably appoints Lender and its successors and assigns as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default: (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

9.	DEFAULT AND REMEDIES.

9.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrower fails to make a payment under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first priority lien (except for any Permitted Liens) on or security interest in the Collateral.

(c)	False Information. Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	[Reserved.]

(e)	Bankruptcy. Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(g)	Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $50,000.

(h)	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)	Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s related entities has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s related entities has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(j)	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)	Other Agreements. Borrower (or any guarantor) or any of Borrower’s related entities fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s related entities with Lender or any affiliate of Lender.

(l)	Change of Control. The holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly and indirectly, at least 50% of the capital ownership of the Borrower.

(m)	Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

9.2	Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 9.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 8 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Financed Receivables and all Collateral in any commercial reasonable manner.

10. ACCRUAL OF INTEREST. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used. If any amount due under Section 4.2, amounts due under Section 11, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

11. FEES, COSTS AND EXPENSES; INDEMNIFICATION. The Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Financed Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith (except as provided in the next sentence), (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Financed Receivables or the Collateral, (e) collecting the Financed Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Financed receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing except to the extent arising from Lender’s gross negligence or willful misconduct.

12.	INTEGRATION, SEVERABILITY WAIVER, AND CHOICE OF LAW FORUM AND VENUE.

12.1	This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

12.2	THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL

ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 13.

13. NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrower at the addresses or faxes (or e-mail, if applicable) set forth on the signature page of this agreement and shall be deemed to have been delivered when actually received at the designated address. Lender may honor telephone, fax, e-mail or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

14.	DEFINITIONS AND CONSTRUCTION.

14.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Receivable Amounts of all Financed Receivables at such time, as reflected on the records maintained by Lender.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Financed Receivable.

“Advance” means as to any Receivable, the advance made by Lender to Borrower in respect of such Receivable pursuant to Section 1.2.

“Advance Rate” means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Agreement” means this Business Financing Agreement.

“Authorized Person” means any of Borrower (if an individual) or any one of the individuals authorized to sign on behalf of Borrower.

“Cash Reserve” means for any Financed Receivable which has been paid in full during a Monthly Period, the amount by which the amount(s) paid on such Financed Receivable exceeds the Advance made on such Financed Receivable.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment; provide that, Collateral shall not include (i) any equipment financed by a third party to the extent that, and for so long as, the granting of a security interest to Lender in such equipment would cause a default under or breach of the terms of any agreement governing such financing, (ii) the Excluded Account, or (iii) more than 65% of the equity interests in any subsidiary that is formed under the laws of any jurisdiction other than the United States or a state thereof.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit” means $3,200,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)	There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)	The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)	The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)	Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)	The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)	The Account Debtor on the Receivable is not any of the following: (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower, (ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the Receivable, Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; or (iii) any person or entity located in a foreign country other than Canada unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender, or (B) the Receivable is supported by foreign credit insurance acceptable to Lender, or (C) Lender has otherwise approved such Receivable on a case-by-case basis.

(j)	The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(l)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m)	The Receivable is otherwise acceptable to Lender.

“Event of Default” has the meaning set forth in Section 9.1.

“Excluded Account” mean a cd in the amount of $100,000 (plus any interest thereon) maintained for the benefit of American Express to secure obligations arising under credit cards.

“Facility Fee” means a payment of an annual fee equal to 0.50 percentage points of the Formula Account Balance due upon the date of this Agreement and each anniversary thereof until this Agreement is terminated pursuant to Section 17 hereof.

“Fee in Lieu of Warrant” has the meaning set forth in Section 6.13.

“Finance Charge” means for each Monthly Period an interest amount equal to the Finance Charge Percentage of the average daily Account Balance outstanding during such Monthly Period.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 2.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Financed Receivable” means a Receivable for which Lender makes an Advance pursuant to a Funding Request.

“Formula Account Balance” means the dollar amount resulting from dividing the Credit Limit by the Advance Rate in effect at the time of calculation.

“Funding Request” means a writing signed by an Authorized Person which accurately identifies the Receivables which Lender, at its election, is being requested to finance, and includes for each such Receivable the correct amount owed by the Account Debtor, the name and address of the Account Debtor, the invoice number, the invoice date and the account code in the form of the invoice schedule attached as Exhibit B hereto, together with copies of invoices and such other supporting documentation as the Lender may from time to time request.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Month End” means the last calendar day of each Monthly Period.

“Monthly Period” means each calendar month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to the greater of the following amounts (if any): (a) the amount by which the total amount of the Advances exceeds the Credit Limit and (b) the amount equal to the sum of (i) the total outstanding amounts of all Advances made with respect to Receivables which were not, or have ceased to be, Eligible Receivables and (ii) the amount by which the total outstanding amount of all Advances (other than those under clause (i) above)) exceeds the product of (x) the Advance Rate and (y) the total outstanding Receivable Amounts of the Eligible Receivables in respect of which such Advances were made.

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)	Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $500,000 total principal amount at any time outstanding.

(d)	Other indebtedness in an aggregate amount not to exceed $25,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause and Event of Default hereunder.

(e)	Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower.

(f)	Subordinated Debt.

(g)	Such other indebtedness approved by Lender in its sole discretion.

“Permitted Liens” means:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)	Liens securing Subordinated Debt.

“Permitted Transfers” means (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of property of Borrower in the ordinary course of business; (iii) in any calendar year, Transfers of worn-out or obsolete equipment with an aggregate fair market value as determined by Lender in its sole discretion of $100,000 or less; and (iv) Permitted Liens.

“Prime Rate” means the greater of 3.25% per year or the variable per annum rate of interest most recently announced by Lender as its “Prime Rate.” Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.

“Processing Fee” means a fee equal to 0.25% of the Receivable Amount of each Financed Receivable.

“Recovery Fee” means for each item of Collections which the Borrower has failed to remit as required by the Agreement, a fee equal to the lesser of $5,000 or 5% of the amount of such item, but in no case less than $1,000.

“Receivable Amount” means as to any Receivable, the amount due from the Account Debtor within respect to a Receivable after deducting all applicable discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Refundable Reserve” means for any Month End:

(a)	The sum of (i) the total of the Cash Reserves as to all Financed Receivables as of such Month End and (ii) the amount of Collections received by Lender during the Monthly Period with respect to Receivables other than Financed Receivables and not previously remitted to Borrower, minus

(b)	The total for that Monthly Period ending on such Month End of:

(i)	Processing Fee, Facility Fee, and Recovery Fees;

(ii)	Finance Charges;

(iii)	Adjustments;

(iv)	Any outstanding Overadvance Amounts;

(v)	all amounts due, including professional fees and expenses, as set forth in Section 11 for which oral or written demand has been made by Lender to Borrower during that Monthly Period to the extent Lender has agreed to accept payment thereof by deduction from the Refundable Reserve; and

(vi)	all amounts collected by Borrower on Financed Receivables during the Monthly Period and not remitted to Lender.

“Reserve” means as to any Financed Receivable the amount by which the Receivable Amount of the Financed Receivable exceeds the Advance on that Financed Receivable.

“Reserve Percentage” means 100% less the Advance Rate.

“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Termination Fee” means a payment equal to 1.00% of the Formula Account Balance.

14.2	Construction:

(a)

In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

15. JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT Tht RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

16.	JUDICIAL REFERENCE PROVISION.

16.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

16.2	With the exception of the items specified in Section 16.3 below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

16.3	The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

16.4	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

16.5	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

16.6	The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

16.7	Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

16.8	The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

16.9	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

16.10	THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

17. TERM AND TERMINATION. Borrower and Lender each have the right to terminate the financing of Receivables under this Agreement at any time upon notice to the other: provided that no such termination shall affect Lender’s security interest in the Financed Receivables and other Collateral, and this Agreement shall continue to be effective, and the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run, and Lender’s rights and remedies hereunder shall survive any such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full. Upon any such termination, Borrower shall, upon demand by Lender, immediately repay all Advances then outstanding.

18. OTHER AGREEMENTS. (i) Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates; (ii) Lender reserves the right, with Borrower’s prior approval, to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:

RIMINI STREET, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Seth Ravin	By:	/s/ Sarah Schmidt
Name:	Seth Ravin	Name:	Sarah Schmidt
Title:	CEO & President	Title:	Vice President

Address for Notices:		Address for Notices:
7251 West Lake Mead Blvd., Suite 300		55 Almaden Blvd.
Las Vegas, NV 89128		San Jose, CA 95113
Fax: 702-973-7491		Fax: (408) 423-8510

CORPORATE RESOLUTIONS TO BORROW

Borrower: Rimini Street, Inc.

I, the undersigned Secretary or Assistant Secretary of Rimini Street, Inc. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Nevada.

I FURTHER CERTIFY that attached hereto as Attachments A and B are true and complete copies of the Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Seth Ravin	CEO	/s/ Seth Ravin

Pieter Van Der Voust	CFO	/s/ Pieter Van Der Voust

Thomas Shay	EVP, Operations	/s/ Thomas Shay

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Business Financing Agreement dated as of September 27, 2010 (the “Financing Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Financing Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Financing Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such

1

proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation’s capital stock.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on September 27, 2010 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

x	/s/ Thomas Shay
Secretary or Assistant Secretary of Borrower

ATTACHMENT A

ARTICLES OF INCORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF RIMINI STREET, INC.

Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:

FIRST: The name of the corporation is Rimini Street, Inc. (the “Corporation”).

SECOND: The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on September 8, 2005, as amended and restated on July 7, 2006, October 23, 2006, June 15, 2007, November 19, 2007 and December 19, 2007.

THIRD: The name and address of the original incorporator is as follows:

Name	Address
Seth A. Ravin	7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128

FOURTH: The board of directors of the Corporation at a meeting duly convened and held on the 17th day of June, 2009, adopted a resolution to amend and restate the Articles of Incorporation, as amended, of the Corporation as set forth below.

FIFTH: As of June 19, 2009, upon the recommendation of the board of directors, the amendment and restatement of the Articles of incorporation, as amended, of the Corporation as set forth below was approved and adopted by the stockholders of the Corporation holding a majority of the voting power of the outstanding shares of the Corporation’s capital stock, which is sufficient for approval thereof.

SIXTH: The Articles of Incorporation, as amended to the date, are hereby restated as follows:

ARTICLE I

The name of the Corporation is Rimini Street, Inc.

ARTICLE II

The name and address of the Corporation’s registered agent is Seth Ravin, 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128.

ARTICLE III

The total number of shares of stock that the corporation shall have authority to issue is sixteen million sixteen thousand six hundred sixty (16,016,660) consisting of thirteen million (13,000,000) shares of Common Stock, $0.001 par value per share, and three million sixteen thousand six hundred sixty (3,016,660) shares of Preferred Stock, $0.001 par value per share, of which three hundred sixty-six thousand six hundred sixty (366,660) shares shall be designated “Series A Preferred Stock,” and two million and six hundred fifty thousand (2,650,000) shares shall be designated “Series B Preferred Stock”.

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE III, the following definitions shall apply:

(a) “Conversion Price” shall mean $1.50 per share for the Series A Preferred Stock and $3.8915 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(c) “Corporation” shall mean Rimini Street, Inc.

(d) “Distribution” shall mean the transfer of cash or other property whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any shareholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e) “Dividend Rate” shall mean an annual rate of $0.12 per share for the Series A Preferred Stock and $0.31 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” shall mean $1.50 per share for the Series A Preferred Stock and $3.8915 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” shall mean $1.50 per share for the Series A Preferred Stock and $3.8915 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock and Common Stock. In any calendar year, the holders of outstanding shares of Preferred Stock and Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor. Sixty-six and two-thirds percent (66 2/3%) of such dividend shall be allocated to the Preferred Stock (with such dividends allocated pro rata among each series of Preferred Stock on an as-convened to Common Stock basis) and thirty-three and one-third percent (33 1/3%) shall be allocated to the Common Stock until declared dividends to the Preferred Stock equal the applicable Dividend Rate for such Preferred Stock; thereafter any dividend will be paid on a pari passu basis on all shares of Common Stock and Preferred Stock (with the Preferred Stock participation calculated on an as-converted to Common Stock basis). The right to receive dividends on shares of Preferred Stock or Common Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock or Common Stock by reason of the fact that dividends on said shares are not declared or paid. Notwithstanding the foregoing, the Corporation may not declare any dividends unless at the time of any such dividend:

(i) such dividend would be paid out of the Corporation’s operating profits as reflected in the Corporation’s financial statements prepared in a manner consistent with those delivered by the Corporation to the holders of Corporation’s Preferred Stock pursuant to contractual information delivery obligations (the “Financials”);

(ii) based on the Financials, the Corporation would have cash and cash equivalents representing at least six months of gross operating expenses and capital expenses (as set forth in the Board-approved budget or otherwise determined in good faith by the Board) after giving effect to such dividend;

(iii) the Financials as of such date and the Board-approved budget reflect a net profit in the most recently completed fiscal quarter prior to when such dividend is declared; and

(iv) all debts and other obligations of the Corporation are then current and being paid in the ordinary course of business.

(b) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including any event described in Section 3(d) below), the holders of the Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted basis. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the fill amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate until, with respect to holders of each series of Preferred Stock, such holders shall have received the applicable Participating Cap (as defined below) and thereafter, if assets remain legally available for distribution, the holders of Common Stock shall receive all of such remaining proceeds pro rata based on the number of shares of Common Stock held by them. For purposes of this Amended and Restated Certificate of Incorporation, “Participating Cap” shall mean an amount equal to the sum of (x) four times the applicable Original Issue Price for shares of Preferred Stock plus (y) any declared by unpaid dividends for such Preferred Stock, which amount shall include all amounts paid pursuant to Section 3(a) above and this Section 3(b).

(c) Treatment of Preferred Stock in a Distribution. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to any Distribution (including multiple Distributions in connection with the same liquidation, dissolution or winding up, such as in the case of an earn-out provision), each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such Distribution(s) if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, ‘ease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows (unless otherwise provided in the definitive agreement related to such actual or deemed liquidation, dissolution or winding up):

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes (unless otherwise provided in the definitive agreement related to such merger or other acquisition).

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock at a per share price to the public of not less than two times the Series B Preferred Original Issue Price (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and for a total offering of not less than $50 million (before deduction of underwriters commissions and expenses), (a “Qualified IPO”)

or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of these Amended and Restated Articles of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to restricted stock purchase agreements, stock option plans or similar arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of these Amended and Restated Articles of Incorporation;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f), and 4(g) hereof;

(4) shares of Common Stock issued in a Qualified IPO pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the Preferred Director;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including the Preferred Director, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation;

(7) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the Preferred Director, the principal purpose of which is other than the raising of capital through the sale of equity securities of the Corporation; and

(8) shares of Common Stock issued upon conversion of the Preferred Stock.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless such issuance is after the date of filing of these Amended and Restated Articles of Incorporation and the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of these Amended and Articles Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f), and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii) after the date of filing of these Amended and Restated Articles of Incorporation and without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this paragraph 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this paragraph 4(d)(v), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or placement fees in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

(k) The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(e) Election of Directors. So long as at least 250,000 shares (subject to adjustments from time to time for Recapitalizations as set forth elsewhere herein) of Preferred Stock remain outstanding, the holders of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) member (the “Preferred Director”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

6. Notices. Any notice required by the provisions of this ARTICLE III to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

7. Redemption.

(a) In the event the Corporation declares and pays dividends in an aggregate amount in excess of $20,000,000 following June 19, 2009, for a twelve month period thereafter, the holders of a majority of the then outstanding shares of Series B Preferred Stock shall have the right to deliver a notice of election of redemption to the Corporation. Within one hundred eighty (180) days of the Corporation’s receipt of such notice, the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series B Preferred Stock which have not been converted into Common Stock pursuant to Section 4 (the date on which such shares are redeemed, the “Redemption Date”). The Corporation shall redeem the shares of Series B Preferred Stock by paying in cash an amount per share equal to the Original Issue Price for such Series B Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Redemption Price”). If the funds legally available for redemption of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Redemption Price, subject to Section 7(d) below, the Corporation shall effect such redemption pro rata among the holders of the Series B Preferred Stock so that each holder of Series B Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series B Preferred Stock held by such holder with each number multiplied by the Redemption Price of each share of Series B Preferred Stock held by such holder, and the denominator of which is the number of shares of Series B Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series B Preferred Stock.

(b) Any redemption effected pursuant to Section 7(a) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the shares of Series B Preferred Stock then held by them.

(c) At least fifteen (15), but no more than thirty (30) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the Redemption Date, unless there shall have been a default (including a partial payment pursuant to the provisions of Section 7(a) above) in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date at the Redemption Price, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock such funds will immediately be used to redeem on a pro rata basis the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date, but which it has not redeemed.

8. Amendments and Changes. In addition to any other rights provided by law, as long as at least 250,000 shares of Series B Preferred Stock shall be issued and outstanding (subject to adjustments from time to time for Recapitalizations as set forth elsewhere herein), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of (i) the Board of Directors and (ii) the holders of more than fifty percent (50%) of the outstanding shares of the Series B Preferred Stock (including in each case set forth below, by merger, consolidation or otherwise):

(a) authorize, or create by reclassification or otherwise any capital stock or securities convertible into stock senior to (or pari passu to) the Series B Preferred Stock with respect to any right, preference or privilege;

(b) increase or decrease the number of authorized shares of any existing class of capital stock of the Corporation (other than increase the authorized Common Stock to the extent required to allow the conversion or exercise of all outstanding convertible securities pursuant to the terms hereof);

(c) amend, after or repeal any provision of these Amended and Restated Articles of Incorporation or Bylaws of the Corporation if such action would materially adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock;

(d) increase or decrease the size of the Board of Directors;

(e) at any point prior to December 19, 2010, declare or pay any Distribution; or

(f) authorize any purchase, repurchase, or redemption of Preferred Stock or Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon termination of service at no greater than cost).

In addition to any other rights provided by law, as long as at least ten percent (10%) of the initially issued shares of Series A Preferred Stock shall be issued and outstanding (subject to adjustments from time to time for Recapitalizations as set forth elsewhere herein), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of (i) the Board of Directors and (ii) the holders of more than fifty percent (50%)

of the outstanding shares of the Series A Preferred Stock (including in each case set forth below, by merger, consolidation or otherwise):

(i) amend, alter or repeal any provision of these Amended and Restated Articles of Incorporation or Bylaws of the Corporation (including pursuant to a merger) if such action would materially adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock; or

(ii) increase or decrease the size of the Board of Directors.

ARTICLE IV

The purpose of this corporation shall be any lawful purpose.

ARTICLE V

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

1. The Corporation shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Nevada or any applicable laws as may from time to time be in effect, indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigation, by reason of the fact that he is or was a director or officer of the Corporation, or is or was sewing at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. To the fullest extent permitted by the General Corporation Law of Nevada or any applicable laws as may from time to time be in effect, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be not less than one (1) and not more than the number fixed and established by the bylaws of the Corporation as from time to time amended.

3. Neither any amendment nor repeal of this ARTICLE VII, nor the adoption of any provision of this Corporation’s Articles of Incorporation inconsistent with this ARTICLE VII, shall eliminate or reduce the effect of this ARTICLE VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

In Witness Whereof, this certificate has been executed by Seth Ravin, as President and Thomas C. Shay, as Secretary, of Rimini Street, Inc. on this 19th day of June, 2009.

/s/ Seth Ravin
Seth Ravin, President

/s/ Thomas C. Shay
Thomas C. Shay, Secretary

ATTACHMENT B

BYLAWS OF THE CORPORATION

AMENDED AND RESTATED BYLAWS

OF

RIMINI STREET, INC.

a Nevada Corporation

ARTICLE VIII

OFFICES

1. Registered Office. The registered office shall be maintained at such place as the Board of Directors shall determine from time to time.

2. Other Offices. The corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE IX

STOCKHOLDERS

1. Meetings. All meetings of stockholders, for any purpose, may be held at such time and place, within or without the State of Nevada, as shall be stated in the notice of meeting or in a duly executed waiver of notice thereof.

2. Annual Meeting. The annual meeting of stockholders shall be held on the day and at the time set by the Board of Directors, if not a legal holiday, and if a legal holiday, then on the next regular business day following, at the hour set forth in the notice thereof. At such annual meeting, the stockholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the meeting. Notwithstanding the foregoing, in the event that the Directors are elected by written consent of the stockholders in accordance with ARTICLE IX, 11 of these Bylaws and Nevada Revised Statutes (“NRS”) Section 78.320, an annual meeting of stockholders shall not be required to be called or held for such year, but the directors may call and notice an annual meeting for any other purpose or purposes.

3. Notice of Annual Meeting. Written notice of the annual meeting shall be given to each stockholder entitled to vote thereat at least ten (10) days but not more than sixty (60) days before the date of the meeting. The notice must state the purpose or purposes for which the meeting is called and the time when, and the place where, the meeting is to be held.

4. List of Stockholders. The officer who has charge of the stock ledger of the corporation shall prepare and make a complete list of the stockholders entitled to vote for the election of directors, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder, and the list shall be produced and kept at the time and place of election during the whole time thereof and be subject to the inspection of any stockholder who may be present.

5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President and shall be called by the President or Secretary at the request, in writing, of a majority of the Board of Directors, or at the request, in writing, of stockholders entitled to exercise at least ten percent (10%) of the voting power of the corporation. Such request shall state the purpose or purposes of the proposed meeting.

6. Notice of Special Meetings. Written notice of a special meeting of stockholders stating the purpose or purposes for which the meeting is called, time when, and place where, the meeting will be held, shall be given to each stockholder entitled to vote thereat, at least ten (10) days but not more than sixty (60) days before the date fixed for the meeting.

7. Limitation on Business. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

8. Quorum. Stockholders of the corporation holding at least a majority of the voting power of the corporation, present in person or represented by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

9. Voting Required for Action. When a quorum is present at any meeting, the stockholders holding a majority of the voting power of the corporation present in person or represented by proxy at such meeting shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, the Bylaws of the corporation, or an express agreement in writing, a different vote is required, in which case such express provision shall govern and control the decision of such question. Voting for directors shall be in accordance with ARTICLE IX, 2, of these Bylaws.

10. Proxies. Except as otherwise provided in the Articles of Incorporation or in a Certificate of Designation or similar document filed with the Secretary of State of Nevada in accordance with NRS Section 78.1955, each stockholder shall, at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of stock having voting power held by such stockholder, but no proxy shall be valid after the expiration of six (6) months from the date of its execution unless (a) coupled with an Interest, or (b) the person executing it specifies therein the length of time for which it is to be continued in force, which in no case shall exceed seven (7) years from the date of its execution.

11. Action by Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such action at a meeting, then such greater proportion of written consents shall be required. In no instance where action is authorized by written consent, need a meeting of stockholders be called or noticed.

12. Telephonic Meeting. Stockholders may participate in a meeting of stockholders by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting shall constitute presence in person at the meeting.

13. Closing of Transfer Books/Record Date. The Board of Directors may close the stock transfer books of the corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date when any change or conversion or exchange of capital stock shall go into effect or for a period not exceeding sixty (60) days in connection with obtaining the consent of stockholders for any purpose. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a record date, not more than sixty (60) days or less than ten (10) days before the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

14. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof except as otherwise provided by the laws of Nevada.

ARTICLE X

DIRECTORS

1. Number. The Directors shall either be elected by written consent in accordance with ARTICLE IX, 11 of these Bylaws and NRS Section 78:320 or at the annual meeting of the stockholders, except as provided in Sections 2 and 3 of this Article, and each Director elected shall hold office until his successor is elected and qualified. If, for any reason, Directors are not elected pursuant to NRS Section 78.3 20 or at the annual meeting of the stockholders, they may be elected at a special meeting of the stockholders called and held for that purpose. The authorized number of directors of this corporation hall be at least one (1) and no more than seven (7). Subject to any limitation set forth in the provisions of the Articles of Incorporation, the Board of Directors may, by resolution adopted, increase or decrease the number of the directors of this corporation, provided that no such reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Each director shall serve until the next annual meeting of the stockholders and until his or her successor is duly elected and qualified. Directors need not be stockholders in the corporation. Directors shall be over the age of eighteen (18).

2. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors maybe filled by a majority of the Directors then in office, though less than a quorum, and the Directors so chosen shall hold office until their successors are duly elected and shall qualify, unless sooner displaced.

3. Removal by Stockholders. Subject to any contractual restrictions binding on the corporation, any Director or one or more of the incumbent Directors of the corporation may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power, in which event the vacancy or vacancies so created shall be filled by a majority of the remaining Directors, though less than a quorum, as provided in Section 2 of this Article.

4. Management of Business. The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

5. Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Nevada.

6. Annual Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following, and at the time and place as, the annual meeting of stockholders or, if not so held, at such time and place as shall be fixed by the vote of the stockholders at the annual meeting. In the event that the first meeting of directors is not held following the annual meeting of stockholders and the stockholders fail to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or as shall be specified in a written waiver signed by all of the Directors.

7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as from time to time shall be determined by the Board.

8. Special Meetings. Special meetings of the Board may be called by the President on two (2) days’ written notice to each Director. Special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of one (1) or more Directors.

9. Quorum and Voting. A majority of the Directors then in office, at a meeting duly assembled, shall constitute a quorum for the transaction of business, and the act of the Directors holding a majority of the voting power of the Directors, present at any meeting at which there is a quorum, shall be the act of the Board of Directors except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

10. Meetings by Consent. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be.

11. Telephonic Meetings. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of a telephone conference system or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting constitutes presence in person at such meeting.

12. Committees. The Board of Directors, by resolution or as set forth in these Bylaws, may designate one (1) or more committees, which, to the extent provided in such resolution or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Each committee must include at least one Director. The Board of Directors may appoint natural persons who are not Directors to serve on any committee. Each committee must have the name or names as maybe designated in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors as and when required.

13. Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, as the Board of Directors may determine from time to time by resolution. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE XI

NOTICES

1. General. Notices to Directors and stockholders shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telegram or by other media, including electronic mail, if the sending of notice by such other media may be verified or confirmed.

2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE XII

OFFICERS

1. General. The officers of the corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board,

Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice Presidents (including Executive or Assistant Vice Presidents) and one (1) or more Assistant Secretaries and Assistant Treasurers. Two (2) or more offices may be held by the same person.

2. Appointment. The Board of Directors shall appoint the officers of the corporation who shall hold office at the pleasure of the Board of Directors. No officer need be a member of the Board of Directors.

3. Other Officers. The Board of Directors may appoint other officers and agents as it shall deem necessary who shall hold their positions for such terms and exercise such powers and perform such duties as shall be determined from time to time by the Board. Any such officer or agent may be removed at any time, with or without cause, by the Board of Directors unless otherwise agreed in writing.

4. Compensation. The salaries and other compensation of all officers of the corporation shall be fixed by the Board of Directors unless otherwise agreed in writing.

5. Duties of President. The President shall be the chief executive officer of the corporation and shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall vote or execute, in the name of the corporation, proxies for any securities pursuant to which the corporation has voting rights, unless some other person is designated by the Board of Directors to execute such proxies.

6. Duties of Vice President. The Vice President, if any, or if there shall be more than one (1), the Vice Presidents, in the order or seniority determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board of Directors may prescribe from time to time.

7. Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give or cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be.

8. Duties of Assistant Secretaries. The Assistant Secretary, or if there be more than one (1), the Assistant Secretaries, in the order of seniority determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

9. Duties of Treasurer. The Treasurer shall be the chief financial officer of the corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. The Treasurer is authorized to execute and file on behalf of the corporation all federal tax returns and all elections under federal tax laws. If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control, belonging to the corporation.

10. Duties of Assistant Treasurers. The Assistant Treasurer, or if there shall be more than one (1), the Assistant Treasurers, in the order of seniority determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. The Assistant Treasurer is also authorized to execute and file on behalf of the corporation all federal tax returns and all elections under federal tax laws.

ARTICLE XIII

CERTIFICATES OF STOCK

1. Certificates. Every holder of stock in the corporation shall be entitled to have a certificate signed in the name of the corporation by the President and the Treasurer or the Secretary of the corporation, certifying the number of shares owned by him in the corporation. When such certificate is signed (a) by a transfer agent or an assistant transfer agent or (b) by a transfer clerk acting on behalf of the corporation and registrar, the signature of any such President, Treasurer or Secretary may be facsimile. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, the voting powers, qualifications, limitations, restrictions, designations, preferences and relative rights shall be set forth in fill or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock; provided, however, that except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of a certificate a statement directing the stockholder to a specified officer or agent of the corporation who will furnish such a summary or description without charge upon written request by any stockholder. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be such officer or officers of the corporation.

2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issuance of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

3. Transfers of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

ARTICLE XIV

GENERAL PROVISIONS

1. Dividends. Dividends upon the capital stock of the corporation may be declared by the Board of Directors out of funds legally available therefor at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock of the corporation.

2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends, such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

5. Seal. The corporate seal, if there be one, shall have inscribed thereon the words, “State of Nevada”.

6. Captions. Captions used in these Bylaws are for convenience only and are not a part of these Bylaws and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing these Bylaws.

7. Interpretations. To the extent permitted by the context in which used, words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa.

8. Articles of Incorporation. These Bylaws are subject to the corporation’s Articles of Incorporation, as may be amended from time to time.

ARTICLE XV

AMENDMENTS

1. Amendments. These Bylaws may be amended or repealed at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or of the Board of Directors, if notice of such alteration or repeal be contained in the notice of such special meeting.

Adopted by the corporation on June 19, 2009.

/s/ Thomas C. Shay
Thomas C. Shay, Secretary

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of September 27, 2010, (the “Agreement”) between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”) and Rimini Street, Inc., (“Grantor”) is made with reference to the Business Financing Agreement, dated as of September 27, 2010 (as amended from time to time, the “Financing Agreement’), between Lender and Grantor. Terms defined in the Financing Agreement have the same meaning when used in this Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged, Grantor hereby covenants and agrees as follows:

To secure the Obligations under the Financing Agreement, Grantor grants to Lender a security interest in all right, title, and interest of Grantor in any of the following, whether now existing or hereafter acquired or created in any and all of the following property (collectively, the “Intellectual Property Collateral”):

(a) copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”), including the Copyrights described in Exhibit A;

(b) trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”), including the Trademarks described in Exhibit B;

(c) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the “Patents”), including the Patents described in Exhibit C;

(d) mask work or similar rights available for the protection of semiconductor chips or other products (collectively, the “Mask Works”);

(e) trade secrets, and any and all intellectual property rights in computer software and computer software products;

(f) design rights;

(g) claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h) licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i) amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j) proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

The rights and remedies of Lender with respect to the security interests granted hereunder are in addition to those set forth in the Financing Agreement, and those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided for herein or in the Financing Agreement, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein, and the exercise by Lender of any one or more of such rights, powers or remedies does not preclude the simultaneous or later exercise by Lender of any other rights, powers or remedies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRANTOR		LENDER

RIMINI STREET, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Shay	By:	/s/ Sarah Schmidt

Name:	Thomas Shay	Name:	Sarah Schmidt

Title:	EVP, Operations	Title:	Vice President

Address for Notices:		Address for Notices:
Attn:	Chris Pickett	Attn:	Lee Shodiss
7261 West Lake Mead Blvd. Ste. 300		55 Almaden Blvd. Ste. 100
Las Vegas, NV 09128		San Jose, CA 95113
Tel:	702-839-9671	Tel:	(408) 423-8500
Fax:	702-973-7491	Fax:	(408) 423-8510

EXHIBIT A

COPYRIGHTS

Please Check if No Copyrights Exist ☒

Type of Work:	Title:	International Standard Serial Number (ISSN)	Registration Number:	Filing Date:	Preregistered?

1

EXHIBIT B

TRADEMARKS

Please Check if No Trademarks Exist ☐

Mark / Title:	U.S. Serial Number	U.S. Registration Number	UPTO Reference Number	Filing Date:
Rimini Street Inc.		3760791	060673-402335	7/29/2009

1

EXHIBIT C

PATENTS

Please Check if No Patents Exist ☒

Title:	Patent Number:	Application Serial Number:	Issued or Published?	Issue Date

1

AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

Borrower:	RIMINI STREET, INC, 7251 West Lake Mead, Blvd., Suite 300 Las Vegas, NV 89128	Lender:	BRIDGE BANK, National Association 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT, dated as of June 30, 2011, is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”) and RIMINI STREET, INC., a Nevada corporation (Borrower”) on the following terms and conditions and amends and restates in its entirety that certain Business Financing Agreement between Lender and Borrower dated as of September 27, 2010 (the “Original Agreement”).

1.	REVOLVING CREDIT LINE.

1.1	Advances. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request reasonably acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct on the date of such Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Advance.

1.2	Advance Requests. Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request. The Lender may honor Advance Requests, instructions or repayments given by the Borrower (if an individual) or by any Authorized Person.

1.3	Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s solo discretion and at Borrowers expense, provided that such audits shall be conducted at least once every six months (beginning with an initial audit prior to the first Advance). Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4	Collections. Lender shall have the exclusive right to receive all Collections on all Receivables, Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections. Lender shall credit Collections with respect to Receivables received by Lender to Borrower’s Account Balance within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine, Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges shall continue to accrue thereon. All Collections received to the lockbox or otherwise received by Lender will, until credited as above provided, be deposited to a non-interest bearing cash collateral account maintained with Lender and Borrower will not have access to that account. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5	Receivables Activity Report. Within 30 days after the end of each Month End, Lender shall send to Borrower a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender sends the accounting to Borrower.

1.6	Adjustments. In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Receivable exceed 2% of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender. So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

1.7	Recourse; Maturity. Advances and the other Obligations shall be with full recourse against Borrower. On the Maturity Date, or such earlier date as shall be herein provided, the Borrower will pay all then outstanding Advances and other Obligations to the Lender.

1.8	Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the Letter of Credit Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit snail be subject to approval by Lender, in its reasonable discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding, Upon the Maturity Date, the amount of Letters of Credit Obligations shall be cash collateralized on terms acceptable to Lender in an amount equal to 100% of such Letters of Credit Obligations if the term of this Agreement is not extended by Lender.

1.9	Cash Management Services. Borrower may use availability hereunder up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The entire Cash Management Sublimit will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

1.10	Foreign Exchange Facility. Borrower may enter in foreign exchange forward contracts with Lender under which Borrower commits to purchase from or sell to Lender a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Sublimit. Ten percent (10%) of the amount of each outstanding FX Forward Contract shall be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. Lender may terminate the FX forward Contracts if an Event of Default occurs. Each FX Forward Contract shall be subject to additional terms set forth in the applicable FX Forward Contract or other agreements executed in connection with the foreign exchange facility.

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.

1.12	Term Loan.

(a)	Term Loan. Subject to the terms and conditions of this Agreement, on the date hereof, or as soon thereafter as is practical, Lender hereby agrees to make a loan to Borrower in the principal amount of $3,500,000 (the “Term Loan”).

(b)	Interest on the Term Loan. The outstanding principal amount of the Term Loan shall accrue interest at the Term Loan Rate and shall be payable in accordance with Section 1.12(c).

(c)	Repayment. Borrower shall pay “interest only” on the outstanding principal amount of the Term Loan beginning on July 10, 2011 and on the 10th calendar day of each month thereafter. Borrower shall repay the Term Loan in (i) 30 equal monthly installments of principal plus (ii) monthly payments of interest beginning on January 10, 2012, and en the 10th calendar day of each month thereafter, until the Term Loan Maturity Date. In any event, on the Term Loan Maturity Date, Borrower will repay the remaining principal balance plus any interest then due on the Term Loan.

(d)	Prepayment. Borrower may prepay the Term Loan at any time, in any amount and without penalty. All prepayments of principal shall be applied in the inverse order of their maturity.

2.	FEES AND FINANCE CHARGES.

2.1	Finance Charges. Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender The accrued and unpaid Finance Charge shall be due and payable within 10 calendar days after each Month End during the term hereof.

2.2	Fees.

(a)	Termination Fee. In the event Borrower terminates Lender’s obligation to make Advances prior to September 27, 2011. Borrower shall pay the Termination Fee to Lender. Notwithstanding the foregoing, the Termination Fee will be waived if such termination is in connection with Borrowers entry into another financing agreement with Lender.

(b)	Revolving Line Facility Fee. Borrower shall pay the Revolving Line Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

(c)	Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(d)	Cash Management and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(e)	Term Loan Facility Fee. Borrower shall pay the Term Loan Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.

(f)	Maintenance Fee. The accrued and unpaid Maintenance Fee shall be due and payable within 10 calendar days after each Month End during the term hereof.

(g)	Fees in Lieu of Warrant. Borrower shall pay the Fees in Lieu of Warrant to Lender promptly upon the execution of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants:

3.1	No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

3.2	Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

3.3	The execution, delivery and performance of this Agreement has bean duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

3.4	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.

3.5	Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, and Borrower is located at its address for notices set forth in this Agreement, except in each case as Lender may have otherwise been notified in writing.

3.6	If Borrower owns, holds or has any interest in, any registered copyrights, patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

4.	MISCELLANEOUS PROVISIONS. Borrower will:

4.1	Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

4.2	Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

4.3	Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

4.4	Maintain:

(a)	insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)	all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to Lender. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.5	Immediately transfer and deliver to Lender all Collections Borrower receives.

4.6	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.7	Immediately notify Lender if Borrower hereafter obtains any interest in any registered copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business.

4.8	Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as reasonably requested by Lender from time to time.

(a)	Within 180 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements must be reviewed by a Certified Public Accountant acceptable to Lender. The statements shall be prepared on a consolidated basis.

(b)	No later than 30 days after the end of each month (including the last period in each fiscal year), monthly financial statements of Borrower, certified and dated by an authorized financial officer. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower’s auditor. If no management letter is prepared, Borrower shall, upon Lender’s request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	If applicable, copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower within 5 days of the date of filing with the Securities and Exchange Commission.

(e)	Within 30 days of the end of each month, a Compliance Certificate of Borrower.

(f)	Within 10 business days after the 15th and last day of each calendar month, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding calendar month.

(g)	Within 10 business days after the 15th and last day of each calendar month, a detailed aging of Borrower’s receivables by invoice or a summary aging by account debtor, together with payable aging, cash receipts and such other matters as Lender may request.

(h)	Prior to the execution of this Agreement and within 30 days of each quarter end, a status update by Borrower’s counsel with respect to the lawsuit pending between Borrower and Oracle; provided, however, Borrower shall notify Lender promptly upon receiving any updates with respect to the scheduled court date for such lawsuit (currently scheduled in June 2012).

(i)	Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower’s obligations to Lender as Lender may request.

4.9	Maintain its primary depository and operating accounts with Lender, and, in the case of any deposit and investment accounts not maintained with Lender (other than the Excluded Account), grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

4.10	Provide to Lender promptly upon the execution hereof, the following documents which shall be in form satisfactory to Lender: (i) account control agreements with respect to any depository, operating or investments accounts held at another financial institution other than Lender (other than the Excluded Account); (ii) Corporate Resolutions to Borrow; (iii) an Insurance Authorization Letter; (iv) the IP Security Agreement; and (v) such other documents, and completion of such other matters, as lender may reasonably deem necessary or appropriate.

4.11	Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any guarantor or any other obligor as Lender may request.

4.12	Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	As of the end of any quarter, net income/losses of at least 80% of the net income/losses approved by Borrower’s board of directors with respect to such quarter that have been submitted to and approved in writing by Lender.

(b)	Asset Coverage Ratio not at any time less than 1.75 to 1.00, measured monthly.

5.	SECURITY INTEREST. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for Permitted Transfers. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments and chattel paper and copies of all documents evidencing or related to Receivables and Collateral. Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.	POWER OF ATTORNEY. Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables. Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.	DEFAULT AND REMEDIES.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)	Failure to Pay. Borrower fails to make a payment when due under this Agreement.

(b)	Lien Priority. Lender fails to have an enforceable first priority lien (except for Permitted Liens) on or security interest in the Collateral.

(c)	False Information. Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Intentionally Omitted.

(e)	Bankruptcy. Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(g)	Judgments. Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $50,000.

(h)	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)	Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s Affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s Affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(j)	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)	Other Agreements. Borrower (or any guarantor) or any of Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s Affiliates has with Lender or any Affiliate of Lender.

(l)	Change of Control. The holders of the capital ownership of the Borrower as of the date hereof cease to own and control, directly and indirectly, at least 51% of the capital ownership of the Borrower.

(m)	Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above,

7.2	Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.	ACCRUAL OF INTEREST, FEES. All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 366 or 366 days were used. Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts. If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.

FEES, COSTS AND EXPENSES; INDEMNIFICATION. The Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this

Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith (except as provided in the next sentence), (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing except to the extent arising from the Lender’s gross negligence or willful misconduct.

10.	INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1	This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit, and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment,

10.2	THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY. EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL. COURTS LOCATED IN THE COUNTY OF SANTA CLARA, CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS. SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.	NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrower at the addresses, faxes or email addresses set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) business days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service: or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax, telex or email. Lender may honor telephone, telefax or email instructions for Advances or repayments given or purported to be given by any one of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.
11.	NOTICES; TELEPHONIC AND TELEFAX AUTHORIZATIONS. All notices shall be given to Lender and Borrower at the addresses, faxes or email addresses set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) business days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service: or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax, telex or email. Lender may honor telephone, telefax or email instructions for Advances or repayments given or purported to be given by any one of the Authorized Persons. Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person. This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

12.	DEFINITIONS AND CONSTRUCTION.

12.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower under Section 1.1 of this Agreement and any deemed Advances with respect to the FX Sublimit, the Letter of Credit Sublimit and the Cash Management Sublimit (and, for the avoidance of doubt, excluding the Term Loan),

“Advance Rate” means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Advance Request” means a writing in form and substance reasonably satisfactory to Lender and signed by an Authorized Person requesting an Advance.

“Agreement” means this Amended and Restated Business Financing Agreement.

“Affiliate” means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

“Asset Coverage Ratio” means all unrestricted cash maintained with Lender (or with other financial institutions subject to a control agreement in favor of Lender), plus Eligible Receivables, divided by the total amount of the Obligations; provided that unrestricted cash maintained with Lender (or with other financial institutions subject to a control agreement in favor of Lender) must account for at least 25% of the numerator in such calculation.

“Authorized Person” means Borrower (if an individual) or any one of the individuals authorized to sign on behalf of the Borrower, and any other individual designated by any one of such authorized signers.

“Borrowing Base” means at any time the sum of (i) the Eligible Receivable Amount multiplied by the Advance Rate minus (ii) such reserves as Lender may deem proper and necessary from time to time.

“Cash Management Sublimit” means $500,000,

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”): (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment; provided that, Collateral shall not include (i) any equipment financed by a third party to the extent that, and for so long as, the granting of a security interest to Lender in such equipment would cause a default under or breach of the terms of any agreement governing such financing, (ii) the Excluded Account, or (iii) more than 65% of the equity interests in any subsidiary that is formed under the laws of any jurisdiction other than the United States or a state thereof.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit’ means $4,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)	There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)	The Receivable is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)	The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)	Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable, Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)	The Receivable is owned by Borrower free of any title detects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)

The Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C, §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; (3) any person or entity located in a foreign country other than Canada unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, (B) it requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender, (C) the Receivable is supported by foreign credit insurance acceptable to Lender, or (D) Lender has otherwise approved such Receivable on a case-by-case basis; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)	The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control,

(l)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m)	the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 35% of Borrower’s aggregate dollar amount of all outstanding Receivables,

(n)	The Receivable is otherwise acceptable to Lender.

“Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Eligible Receivables.

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Account” mean a certificate of deposit in the amount of $100,000 (plus any interest thereon) maintained for the benefit of American Express to secure obligations arising under credit cards.

“Fees in Lieu of Warrant” means (i) a fee equal to $25,000 with respect to the Revolving Line and (ii) a fee in the amount of $50,000 with respect to the Term Loan.

“Finance Charge” means, for any period, an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 2.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“FX Sublimit” means $500,000.

“IP Security Agreement” means that certain Amended and Restated Intellectual Property Security Agreement dated as of the date hereof, executed by Borrower in favor of Lender.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 1.8.

“Letters of Credit Obligation” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or by Lender’s Affiliate.

“Letter of Credit Sublimit” means $500,000.

“Maintenance Fee” means, for any period, the amount equal to 0.25 percentage points of the average daily Account Balance for the relevant period.

“Maturity Date” means one year from the date hereof or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Month End” means the last calendar day of each month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, the Term Loan, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the FX Sublimit and the Letter of Credit Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Borrowing Base or (b) the amounts (if any) by which the total amount of the outstanding deemed Advances with respect to the FX Sublimit, the Letter of Credit Sublimit or the Cash Management Sublimit exceeds the FX Sublimit, the Letter of Credit Sublimit or the Cash Management Sublimit, respectively.

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement or that is otherwise owed to the Lender.

(b)	Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $250,000 in total principal amount at any lime outstanding.

(d)	Other indebtedness in an aggregate amount not to exceed $50,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause and Event of Default hereunder.

(e)	Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower.

(f)	Subordinated Debt.

(g)	Such other indebtedness approved in writing by Lender in its sole discretion.

“Permitted Liens” means the following but only with respect to property not consisting of Receivables:

(h)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(i)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(j)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase,

(k)	Liens securing Subordinated Debt.

“Permitted Transfers” means (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of nonexclusive licenses and similar arrangements for the use of property of Borrower in the ordinary course of business; (iii) in any calendar year, Transfers of worn-out or obsolete equipment with an aggregate fair market value as determined by Lender in its sole discretion of $100,000 or less; and (iv) Permitted Liens.

“Prime Rate” means the greater of 3.25% per year or the variable per annum rate of interest most recently announced by Lender as its “Prime Rate.” Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Revolving Line Facility Fee” means a payment of an annual fee equal to 0.50 percentage points of the Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advance is outstanding or available hereunder; provided, however, with respect to any unearned portion of the Facility Fee most recently paid under the Original Agreement a credit equal to such amount shall be credited to Borrower’s Account Balance.

“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Term Loan” has the meaning set forth in Section 1.12.

“Term Loan Facility Fee” means a payment of an annual fee equal to (i) $17,500 due upon the date of this Agreement and (ii) 0.50 percentage points of the principal balance remaining under the Term Loan due on each anniversary thereof.

“Term Loan Maturity Date” means June 10, 2014.

“Term Loan Rate” means a per annum rate equal to the Prime Rate plus 2.00 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Termination Fee” means a payment equal to 1.00% of the Credit Limit.

12.2	Construction:

(a)	In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms ‘include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.	JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY 1N THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	JUDICIAL REFERENCE PROVISION.

14.1	In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

14.2	With the exception of the items specified in Section 14.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

14.3	The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses.(i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv), The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

14.4	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

14.5	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

14.6	The referee will have power to expand or limit the amount and duration of discovery, The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

14.7

Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

14.8	The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

14.9	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

14.10	THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15.	EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other documents executed in connection herewith constitute the entire contract among then parties-relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the later of the Maturity Data and the Term Loan Maturity Date and thereafter so long as any Obligations remain outstanding hereunder. Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf with the prior written approval of Borrower.

16.	OTHER AGREEMENTS. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

17.	EFFECT OF AMENDMENT AND RESTATEMENT. Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all obligations under this Agreement.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written,

BORROWER:		LENDER:

RIMINI STREET, INC,		BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Seth Ravin	By	/s/ Sarah Schmidt
Name:	Seth Ravin	Name:	Sarah Schmidt
Title:	CEO, Chairman	Title:	Vice President

Address for Notices:		Address for Notices:
7251 West Lake Mead Blvd., Suite 300		135 Almaden Blvd.
Las Vegas, NV 89128		San Jose, CA 95113
Fax: 925 892-7040		Fax: (408) 423-8510
Email: dzorn@riministreet.com		Email: Sarah.Schmidt@bridgebank.com

[Signature Page to Amended and Restated Business Financing Agreement]

CORPORATE RESOLUTIONS TO BORROW

Borrower:	Rimini Street, Inc.

I, the undersigned Secretary or Assistant Secretary of Rimini Street, Inc. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Nevada.

I FURTHER CERTIFY that attached hereto as Attachments A and B are true and complete copies of the Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Seth A. Ravin	CEO	/s/ Seth A. Ravin

Thomas Shay	EVP, Operations	/s/ Thomas Shay

Sebastian Grady	President & COO	/s/ Sebastian Grady

Douglas Zorn	CFO	/s/ Douglas Zorn

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Amended and Restated Business Financing Agreement dated as of June 30, 2011 (the “Financing Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Financing Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Financing Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation’s capital stock.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on June 30, 2011 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

x	/s/ Thomas Shay
Secretary or Assistant Secretary of Borrower

AMENDED AND RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT

This AMENDED AND RESTATED INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of June 30, 2011, (the “Agreement”) between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”) and Rimini Street, Inc., (“Grantor”) is made with reference to the Amended and Restated Business Financing Agreement, dated as of June 30, 2011 (as amended from time to time, the “Financing Agreement”) and amends and restates in its entirety that certain Intellectual Property Security Agreement executed by Grantor in favor of Lender dated as of September 27, 2010 (the “Original IP Agreement”) between Lender and Grantor. Terms defined in the Financing Agreement have the same meaning when used in this Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged, Grantor hereby covenants and agrees as follows:

To secure the Obligations under the Financing Agreement, Grantor grants to Lender a security interest in all right, title, and interest of Grantor in any of the following, whether now existing or hereafter acquired or created in any and all of the following property (collectively, the “Intellectual Property Collateral”):

(a) copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”), including the Copyrights described in Exhibit A;

(b) trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”), including the Trademarks described in Exhibit B;

(c) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the “Patents”), including the Patents described in Exhibit C;

(d) mask work or similar rights available for the protection of semiconductor chips or other products (collectively, the “Mask Works”);

(e) trade secrets, and any and all intellectual property rights in computer software and computer software products;

(f) design rights;

(g) claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h) licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i) amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j) proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

The rights and remedies of Lender with respect to the security interests granted hereunder are in addition to those set forth in the Financing Agreement, and those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided for herein or in the Financing Agreement, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein, and the exercise by Lender of any one or more of such rights, powers or remedies does not preclude the simultaneous or later exercise by Lender of any other rights, powers or remedies.

Except as otherwise set forth herein, this Agreement is intended to and does completely amend and restate, without novation, the Original IP Agreement. All security interests granted under the Original IP Agreement are hereby confirmed and ratified and shall continue to secure all obligations under this Agreement.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRANTOR:		LENDER:

RIMINI STREET, INC,		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Seth A. Ravin	By	/s/ Sarah Schmidt

Name:	Seth A. Ravin	Name:	Sarah Schmidt

Title:	CEO, Chairman	Title:	Vice President

Address for Notices:		Address for Notices:
Attn: Doug Zorn		Attn: DocPrep
7251 West Lake Mead Blvd., Suite 300		55 Almaden Blvd. Ste. 100
Las Vegas, NV 89128		San Jose, CA 95113
Tel: (702) 839-9671		Tel: (408) 423-8500
Fax: 925 892-7040		Fax: (408) 423-8510

[Signature Page to Amended and Restated Intellectual Property Security Agreement]

EXHIBIT A

COPYRIGHTS

Please Check if No Copyrights Exist ☒

Type of Work:	Title:	International Standard Serial Number (ISSN):	Registration Number:	Filing Date:	Preregistered?

A-1

EXHIBIT B

TRADEMARKS

Please Check if No Copyrights Exist ☐

Mark / Title:	U.S. Serial Number:	U.S. Registration Number:	UPTO Reference Number:	Filing Date:
RIMINI STREET	77792455	3760791		7/29/09

C-1

EXHIBIT C

PATENTS

Please Check if No Patents Exist ☒

Title:	Patent Number:	Application Serial Number:	Issued or Published?	Issue Date:

C-1

FUNDING REQUEST

(TERM LOAN ADVANCE)

To:	Bridge Bank, National Association

Fax:	(408) 423-8514

Date:	June 30, 2011

From:	Rimini Street, Inc.
Borrower’s Name

/s/ Seth Ravin
Authorized Signature

Seth Raven
Authorized Signer’s Name (please print)

Phone Number

To Account #	101157311

Borrower hereby requests funding in the amount of $3,500,000 in accordance with the Term Loan as defined in the Amended and Restated Business Financing Agreement dated June 30, 2011 as may be amended from time to time.

Borrower hereby authorizes lender to rely on facsimile stamp signatures and treat them as authorized by Borrower for the purpose of requesting the Term Loan advance.

All representations and warranties of Borrower stated in the Amended and Restated Business Financing Agreement are true, correct and complete in all material respects as of the date of this Funding Request; provided that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Amended and Restated Business Financing Agreement.

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of July 27, 2012, by and between Rimini Street, Inc. (“Borrower”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, an Amended and Restated Business Financing Agreement, dated June 30, 2011 by and between Borrower and Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2. ACKNOWLEDGEMENT OF DEFAULT.

Borrower hereby acknowledges that as of the date hereof, the following Event of Default (the “Existing Default”) has occurred and remains uncured under the Business Financing Agreement:

a. Failure to maintain an actual net income of at least 80% of projected net income approved by Borrower’s board of directors for the quarters ended September 30, 2011, December 31, 2011 and March 31, 2012, as set forth in Section 4.12 (a).

b. Failure to maintain an Asset Coverage Ratio of at least 1.75 to 1.00_for the months ended August 31, 2011, September 30, 2011, October 31, 2011, November 30, 2011, December 31, 2011, April 30, 2012 and May 31, 2012, as set forth in Section 4.12 (b).

3. WAIVER OF EXISTING DEFAULT.

Lender hereby agrees to waive the Existing Default under Section 4.12 (a) and 4.12 (b), provided, and only so long as, Borrower complies in all respects with the Business Financing Agreement and with the Existing Documents. Nothing contained herein shall constitute or effect a continuing waiver or a course of conduct waiving these or any other provision of the Business Financing Agreement.

4. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Business Financing Agreement:

1)	The following defined terms in Section 12.1, entitled “Definitions”, are hereby amended or inserted as follows:

“Asset Coverage Ratio” means all unrestricted cash maintained with Lender plus Eligible Receivables as determined by the most recent borrowing base certificate, divided by the total amount of the Obligations.

“Credit Limit” means $7,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Due Diligence Fee” means an annual fee in the amount of $600.

Item (4) in paragraph (i) of the defined term “Eligible Receivable” is hereby amended to read as follows:

(4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 120 days from invoice date.

Item (i) in paragraph (j) of the defined term “Eligible Receivable” is hereby amended to read as follows:

(i) the Receivable is not paid within 120 days from its invoice date, provided however, Receivables that are not paid within 90 days shall not consist more than 20% of total Eligible Receivables;

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 1.00 percentage point plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

The defined term “Maintenance Fee” is hereby deleted in its entirety.

2)	The following defined term under Section 12.1, entitled “Definitions”, is hereby amended as follows, effective as of June 30, 2012:

“Maturity Date” means July 27, 2014 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

3)	Subsection 2.2 (b) entitled “Revolving Line Facility Fee” is hereby amended in its entirety to read as follows:

(b) Revolving Line Facility Fee. Borrower shall pay the Revolving Line Facility Fee to Lender promptly upon the execution of the Business Financing Modification Agreement dated July 27, 2012 and annually thereafter.

4)	Subsection 2.2 (f) entitled “Maintenance Fee” is hereby deleted in its entirety and replaced with the following:

(f) Due Diligence Fee. Borrower shall pay Lender the Due Diligence Fee upon the execution of the Business Financing Modification Agreement dated July 27, 2012 and annually thereafter.

5)	Section 4.12 is hereby amended in its entirety to read as follows:

4.12 Maintain Burrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	As of the end of each month and measured on a rolling three month basis, actual invoicing and cash flow of at least 75% of the projected invoicing and cash flow that have been submitted to and approved in writing by Lender.

(b)	A monthly Asset Coverage Ratio not less than 0.95:1.00 for the month ending July 31, 2012 and thereafter through and including October 31, 2012; and not less than 1.50:1.00 for the month ending November 30, 2012 and each month thereafter.

5. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

6. PAYMENT OF FEES. Borrower shall pay Lender a fee in the amount of $10,000 (“Default Fee”), the Revolving Line Facility Fee of $35,000, the Term Loan Facility Fee of $14,000, and the Due Diligence Fee of $600, plus all out-of-pocket expenses.

7. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

9. CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon payment of the Default Fee, Revolving Line Facility Fee, Term Loan Facility Fee, and Due Diligence Fee.

10. COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER:		LENDER:

RIMINI STREET, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Sebastian Grady	By:	/s/ Sarah Schmidt

Name:	Sebastian Grady	Name:	Sarah Schmidt

Title:	President/COO	Title:	SVP

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of May 8, 2013, by and between Rimini Street, Inc. (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, an Amended and Restated Business Financing Agreement, dated June 30, 2011 by and between Borrower and Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents,”

2. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to business Financing Agreement:

1)	The following subsection is hereby added to Section 1:

1.13 Term Loan II.

(a) Term Loan II. Subject to the terms and conditions of this Agreement, upon the execution of the Business Financing Modification Agreement dated May 8, 2013, or as soon thereafter as is practical, Lender hereby agrees to make a one-time loan to Borrower in the principal amount of $2,500,000 (the “Term Loan II Advance”). Proceeds of Term Loan II Advance shall be used to repay all amounts outstanding under the Term Loan.

(b) Interest on Term Loan II. The outstanding principal amount of Term Loan II shall accrue interest at the Term Loan II Rate and shaft be payable in accordance with Section 1.13(c).

(c) Repayment. Borrower shall pay “interest only” on the outstanding principal amount of Term Loan II beginning on June 10, 2013 and on the le calendar day of each month thereafter. Borrower shall repay Term Loan II in (i) 30 equal monthly installments of principal plus (ii) monthly payments of interest beginning on December 10, 2013, and on the 10th calendar day of each month thereafter, until the Term Loan II Maturity Date. In any event, on the Term Loan II Maturity Date, Borrower will repay the remaining principal balance pins an interest then due on Term Loan II.

(d) Prepayment. Borrower may prepay Term Loan II at any time, in any amount and without penalty. All prepayments of principal shall be applied in inverse order of their maturity.

(e) Payment Deferral. Notwithstanding anything contained herein to the contrary, in the event the Term Loan II Advance is made under this Agreement after the date upon which the first regularly scheduled payment of principal and interest on the Term Loan II Advance (“First Monthly Payment”) would otherwise have been due as specified in Section 1.13(c), or within ten days prior to such date, then Borrower shall make the first regularly scheduled monthly payment of principal and interest on the same day of the calendar month immediately following the date on which the Term Loan H Advance is made, and the Term Loan II Maturity Date shall be extended for a period that is equal to the time difference between the regularly scheduled date of the First Monthly Payment as specified in Section 13(e) and the date on which the First Monthly Payment is actually due as a result of the application of this Section.

2)	Subsection 2.2 (b) entitled “Revolving Line Facility Fee” is hereby amended as follows:

(b) Revolving Line Facility Fee. Borrower shall pay the Revolving Line Facility Fee to Lender promptly upon the execution of the Business Financing Modification Agreement dated May 8, 2013 and annually thereafter.

3)	Subsection 2.2(e) entitled “Term Loan Facility Fee” is hereby amended as follows:

(e) Term Loan II Facility Fee. Borrower shall by the Term Loan IC Facility Fee to Lender promptly upon the execution of the Business Financing Modification Agreement dated May 8, 2013 and annually thereafter.

4)	Subsection 2.2 (1) entitled “Due Diligence Fee” is hereby amended as follows:

(f) Due Diligence Fee. Borrower shall pay Lender the Due Diligence Fee upon the execution of the Business Financing Modification Agreement dated May 8, 2013 and annually thereafter.

5)	Subsection 2.2 (g) entitled “Fees in Lieu of Warrant” is hereby amended as follows:

(g) Fees in Lieu of Warrant. Borrower shall pay the Fees in Lieu of Warrant to Lender promptly upon execution of this Business Financing Modification Agreement dated May 8, 2013.

6)	The following subsections of Section 4.8 are hereby amended as follows:

(f) Within 10 business days after the last day of each calendar month, a borrowing base certificate, in form and substance satisfactory to Lender, setting forth Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding calendar month.

(g) Within 10 business days after the last day of each calendar month, a detailed aging of Borrower’s receivables by invoice or a summary aging by account debtor, together with payable aging, cash receipts and such other matters as Lender may request.

7)	Section 4.12 is hereby amended in its entirety to read as follows:

4.12 Maintain Burrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	Borrower’s actual invoicing may not negatively deviate by more than 25% of the projected invoicing that has been submitted to and approved in writing by Lender, to be measured monthly, on a rolling three month basis.

(b)	An Asset Coverage Ratio of not less than 1.35 to 1.00, to be measured on a monthly basis.

8)	The following defined terms in Section 12.1 entitled “Definitions” are hereby added or amended as follows:

“Credit Limit” means $12,500,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Fees in Lieu of Warrant” means (i) a fee equal to $31,250, plus (ii) a fee equal to 0.25% of the Term Loan II Advance, due upon execution of the Business Financing Modification Agreement dated May 8, 2013.

“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 0.75 percentage points plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

“Maturity Date” means May 8, 2015 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Revolving Line Facility Fee” means a payment of an annual fee equal to (i) $25,416.67 due upon the execution of the Business Financing Modification Agreement dated May 8, 2013, and (ii) on each anniversary thereafter, 0.25 percentage points of the Credit Limit so long as any Advance is outstanding or available hereunder.

“Term Loan II” has the meaning set forth in Section 1.13.

“Term Loan II Facility Fee” means a payment of an annual fee equal to (1) $3,916.67 due upon the execution of the Business Financing Modification Agreement dated May 8, 2013, and (ii) on each anniversary thereafter, 0.25 percentage points of the principal balance remaining under Term Loan H.

“Term Loan II Maturity Date” means May 10, 2016.

“Term Loan II Rate” means a per annum rate equal to the Prime Rate plus 1.00 percentage point plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.

3. CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4. PAYMENT OF FEES. Borrower shall pay Lender the following fees: (I) the Revolving Line Facility Fee in the amount of $25,416.67, (ii) the Term Loan II Facility Fee in the amount of $3,916.67, (iii) the Fees in Lieu of Warrant in the amount of $37,500, and (iv) the Due Diligence Fee in the amount of $600, plus all out-of-pocket expenses.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Business Financing Modification Agreement without Releasing Party’s assurance that it has no claims against Lender or any of Lender’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Business Financing Modification Agreement, each Releasing Party releases Lender, and each of Lender’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Lender of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR. HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Lender and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Business Financing Modification Agreement and the Agreement, and/or Lender’s actions to exercise any remedy available under the Agreement or otherwise.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.

7. CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon payment of the Revolving Line Facility Fee, the Term Loan II Facility Fee, the Fees in Lieu of Warrant, and the Due Diligence Fee.

8. NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

9. COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Lender and Borrower.

BORROWER		LENDER:

RIMINI STREET, INC.		BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Shay	By:	/s/ Sarah Schmidt

Name:	Thomas Shay	Name:	Sarah Schmidt

Title:	SVP & CIO	Title:	SVP